Exhibit 99.2


Transcript of radio interview with the Chairman and Chief Executive Officer of Tennessee Commerce Bancorp, Inc., commenting on third quarter results of operations and financial condition, broadcast on WAKM, 950 AM, Franklin, Tennessee, on October 25, 2005.



     During a radio interview with WAKM 950 AM, the Voice of Franklin, on Tuesday, October 25 at 8:10 AM, the host, Tom Lawrence commented as follows:

     Tom Lawrence: "We're pleased to have Art Helf with us this morning. He is the CEO of Tennessee Commerce Bank...one of the faster growing institutions in our area. I know you passed a significant milestone a few months ago in total assets; where is the bank today?"

     Arthur Helf: "The milestone you refer to was the $300 million mark...today we're at $350 million. This is just a good place to be with a strong business friendly environment."